Exhibit 10.1

SEPARATION BENEFITS AGREEMENT
This SEPARATION BENEFITS AGREEMENT (this “Agreement”) is entered into as of this [ ] day of [ ],[ ], (the “Effective Date”) by and between Tutor Perini Corporation, a Massachusetts corporation, (the “Company”) and ______________, an individual (the “Executive”), which Agreement is effective as of [ ].
WHEREAS, the Executive is currently employed with the Company as its [Title][.][and is party to an Employment Letter, by and between the Company and the Executive, dated [Date of Employment Letter] (the “Employment Letter”).]
[WHEREAS, the Company and the Executive desire that the terms of this Agreement supplement the Employment Letter and replace and supersede any conflicting terms solely to the extent that such terms of this Agreement are beneficial to the Executive.]
WHEREAS, the Company and the Executive desire to enter into this Agreement to provide for certain separation payments and benefits in the event that the Executive’s employment with the Company is terminated under certain circumstances following the Effective Date.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
1.    Separation Payments and Benefits.
(a)    General. Either the Executive or the Company may terminate the Executive’s employment at any time for any lawful reason. If the Executive’s employment under this Agreement terminates following the Effective Date for any reason, the Company will pay or provide to the Executive: (i) any earned but unpaid base salary and accrued vacation time, (ii) reimbursement of any business expenses incurred by the Executive prior to the termination date that are reimbursable in accordance with applicable Company policy and (iii) any vested amounts due to the Executive under any plan, program or policy of the Company (together, the “Accrued Obligations”). The Accrued Obligations described in clauses (i) – (ii) of the preceding sentence shall be paid within 30 days after the termination date (or such earlier date as may be required by applicable law) and the Accrued Obligations described in clause (iii) of the preceding sentence shall be paid in accordance with the terms of the governing plan or program.
(b)    Termination without Cause or for Good Reason. Should the Company terminate the Executive’s employment without Cause or the Executive resign his or her employment with Good Reason (each, as defined below), then subject to the Executive’s execution and non-revocation of a Release (as defined below) and further subject to Section 4(i)(ii), the Executive will receive (i) severance in an amount equal to one and one-half (1.5) times the sum of the Executive’s annual base salary plus target bonus for the year of termination, which will be paid in a single lump sum within 60 days following the date of termination (without taking into account any reductions which would constitute Good Reason and provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period); (ii) the Executive’s Pro-Rata Bonus, payable at the time other Company executives receive annual bonuses for the calendar year in which the termination occurs, and in all events by March 15th of the calendar year following the year in which the termination occurs; and (iii) all outstanding Company equity awards held by the Executive immediately prior to the termination shall vest in full, with any performance-based awards vesting at the greater of target or actual performance through the date of termination (and any outstanding options shall remain exercisable for the remaining maximum term).
(c)    Termination as a Result of Death or Disability. Should the Executive’s employment be terminated as a result of the Executive’s death or disability, then subject to the Executive’s estate’s execution and non-revocation of a Release and further subject to Section 4(i)(ii), the Company shall pay or provide the following: (i) the Executive’s Pro-Rata Bonus, payable at the time other Company executives receive annual bonuses for the calendar year in which the termination occurs, and in all events by March 15th of the calendar year following the year in which the termination occurs; and (ii) all outstanding equity awards held by the Executive immediately prior to the termination shall vest in full, with any performance-based awards vesting at the greater of target or actual performance through the date of termination (and any outstanding options shall remain exercisable for the remaining maximum term).
(d)     Change in Control Termination. This Section 1(d) shall apply if there is (i) a termination of the Executive’s employment by the Company other than for Cause or as a result of death or disability, or by the Executive with Good Reason, in any case, during the two-year period after a Change in Control (as defined below), or (ii) a termination of the Executive’s employment by the Company within six months prior to a Change in Control, if the termination was at the request of a third party or otherwise arose in anticipation of a Change in Control. If any such termination occurs, subject to the Executive’s execution and non-revocation of the Release and further subject to Section 4(i)(ii), the Executive shall receive benefits set forth in Section 1(b), except that in lieu of the lump-sum payment under Section 1(b)(i), the Executive shall receive an amount equal to two (2) times the sum of the Executive’s base salary and target bonus for the year of termination (without taking into account any reductions which would constitute Good Reason), payable in a lump sum within 60 days following the date of termination (provided, for the avoidance of doubt, that the revocation period with respect to the Release shall have expired within such 60-day period).
(e)    Release. Notwithstanding the foregoing, it shall be a condition to the Executive’s (or the Executive’s estate’s) right to receive the amounts provided for in Sections 1(b)-(d) that the Executive (or the Executive’s estate, if applicable) execute and deliver to the Company an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”) and the Release becomes irrevocable within 30 days (or, to the extent required by law, 52 days) following the date of termination.
2.    Certain Definitions.
(a)    “Board” means the Board of Directors of the Company.
(b)    “Cause” means the occurrence of any one or more of the following events: (i) the Executive’s conviction of, or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law; (ii) the Executive’s willful and continued refusal to substantially perform the Executive’s essential job functions after receipt of written notice from the Company that specifically identifies the manner in which the Executive has substantially refused to perform the Executive’s essential job functions and specifying the manner in which the Executive may substantially perform the Executive’s essential job functions in the future; (iii) a material act of fraud or willful and material misconduct, in each case, with respect to the Company, by the Executive; (iv) a willful and material breach of this Agreement or any other agreement with the Company; (v) a willful and material breach by the Executive of any material written policy of the Company; or (vi) a willful failure by the Executive to cooperate in any investigation or audit regarding the accounting practices, financial statements, or business practices of the Company or any of its affiliates.
(c)    “Change in Control” means the occurrence of one or more of the following events: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)) or “group” (as such term is used in Section 14(d)(d) of the Exchange Act) (other than the Executive or a group consisting of the Executive) becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of more than 30% of the Voting Stock of the Company; (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term “Incumbent Directors” means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by two-thirds of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; provided, that, person whose initial assumption of office as a director occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board will not be considered an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; or (iv) the Company transfers all or substantially all of its assets or business (unless the shareholders of the Company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the Company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, (A) the shareholders of the Company immediately prior to the transaction hold, directly or indirectly, more than 50% of the Voting Stock of the Company or the Company’s ultimate parent company if the Company is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company) in substantially the same proportion as they owned the Voting Stock of the Company prior to any such transaction and (B) Incumbent Directors immediately prior to any such transaction continue to constitute a majority of the Board (or the board of directors of the Company’s ultimate parent company if the Company is a subsidiary of another corporation) immediately after consummation of the transaction.
For purposes of this Change in Control definition, the “Company” shall include any entity that succeeds to all or substantially all of the business of the Company and “Voting Stock” shall mean securities of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
(d)    “Code” means the Internal Revenue Code of 1986, as amended and the regulations thereunder.
(e)    “Good Reason” means the occurrence of any one or more of the following events, unless agreed in writing by the Executive: (i) a material adverse change in the Executive’s title; (ii) a material reduction in the Executive’s base salary or target bonus; (iii) a relocation of the Executive’s primary place of employment to a location more than 50 miles from the Company’s current or future headquarters; (iv) any other material breach of the terms of this Agreement or any other agreement entered into between the Company and the Executive; or (v) the failure of the Company to obtain the assumption in writing of its obligations under this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction. In order to invoke a resignation with Good Reason, the Executive must notify the Company of the existence of an event of Good Reason within 90 days following the initial occurrence of such event, the Company must fail to cure such event within 30 days following such notice and the Executive must terminate his or her employment within 10 days following the expiration of such period.
(f)    “Pro-Rata Bonus” means an amount equal to the product of:
i.    the Annual Bonus that would have been earned by the Executive for the calendar year that includes the date of termination if his or her employment had not terminated (based on actual performance, and treating any subjective goals as being satisfied at not less than target); and
ii.    a fraction the numerator of which is the number of days that have elapsed as of the date of termination during the calendar year that includes the date of termination and the denominator of which is 365.
(g)     “Section 409A” means Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder.

(h)    “Separation from Service” means a “separation from service” (within the meaning of Section 409A).

3.    Notices. All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by facsimile transmission addressed as follows:

(a)	If to Company:
Tutor Perini Corporation
15901 Olden Street
Sylmar, California 91342
Attention:
Facsimile: 818-367-9574
Email:
(b)	If to the Executive: at the Executive’s most recent address on the records of the Company
Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, confirmation of facsimile transmission or the affidavit of messenger being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
4.    Miscellaneous.
(a)    Entire Agreement; Amendment. This Agreement, together with [[the Employment Letter and] any long-term incentive bonus award agreement or award agreement evidencing outstanding Company equity (as of the date hereof, together, the “Award Agreements”), and] the Company’s Confidentiality and Proprietary Rights Agreement, constitute the entire agreement between the parties respecting the Executive’s employment with the Company and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to such subject matter. [Notwithstanding the foregoing or anything herein to the contrary, to the extent that the [Employment Letter and/or any Award Agreement] provides for more favorable treatment to the Executive with respect to separation protections, payments and/or benefits than the terms of this Agreement, then the terms of the [Employment Letter or Award Agreement, as applicable,] shall control.] This Agreement may not be modified or amended except by a written agreement, signed by the Company and by the Executive.
(b)     Governing Law. This Agreement will be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof.
(c)     Disputes. With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in Los Angeles, California; provided, however, that any existing arbitration agreement between the Executive and the Company will continue to govern any disputes hereunder to the fullest extent permitted by law. EACH PARTY HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(d)     Successors; Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
(e)    Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(f)     Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
(g)     Execution. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
(h)    Sarbanes-Oxley Act of 2002. Notwithstanding anything herein to the contrary, if the Company determines, in its good faith judgment, that any transfer or deemed transfer of funds hereunder is likely to be construed as a personal loan prohibited by Section 13(k) of the Exchange Act, then such transfer or deemed transfer shall not be made to the extent necessary or appropriate so as not to violate the Exchange Act and the rules and regulations promulgated thereunder.
(i)    Section 409A of the Code.
i.    To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A.
ii.    Notwithstanding anything to the contrary in this Agreement, no compensation or benefits, including any severance payments or benefits under Section 1, shall be paid to the Executive during the six-month period following the Executive’s Separation from Service if the Company determines that paying such amounts at the time or times indicated in this Agreement would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of the Executive’s death), the Company shall pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such period.
iii.    Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. To the extent permitted under Section 409A, any separate payment or benefit under this Agreement or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A. Any payments subject to Section 409A that are subject to execution of a waiver and release which may be executed and/or revoked in a calendar year following the calendar year in which the payment event (such as termination of employment) occurs shall commence payment only in the calendar year in which the consideration period or, if applicable, release revocation period ends, as necessary to comply with Section 409A. All payments of nonqualified deferred compensation subject to Section 409A to be made upon a termination of employment under this Agreement may only be made upon the Executive’s Separation from Service.
(j)    Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(k)    Survival. The respective rights and obligations of the parties under this Agreement shall survive the Executive’s termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(l)     Clawback. Notwithstanding any other provision herein to the contrary, any “incentive-based compensation” within the meaning of Rule 10D-1 under the Securities Exchange Act of 1934, as amended (“Rule 10D-1”) shall be subject to clawback by the Company in the manner required by the Company’s recoupment policy as in effect from time to time and in the manner required by Listing Standard 303A.14 adopted by the New York Stock Exchange to implement Rule 10D-1, including the Company’s Officer Compensation Clawback Policy. The Company and the Executive acknowledge that this Section 4(l) is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf.

TUTOR PERINI CORPORATION

By:
Name:
Title:

EXECUTIVE

Name:

[Signature Page to Separation Benefits Agreement]

Exhibit A
Release Agreement
THIS RELEASE (this “Release”) is made as of this [__] day of [___], by and between Tutor Perini Corporation, a Massachusetts corporation (herein referred to as the “Company”), and [Name], an individual (“Executive”).
RECITALS
A. Executive’s employment and service with the Company has terminated.
B. Executive and the Company are parties to a Separation Benefits Agreement, dated as of [ ], as thereafter amended on [ ] (the “Agreement”).
AGREEMENT
 In consideration of the receipt of the [ ] (each as defined in the Agreement and, collectively, the “Separation Benefits”), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Executive, intending to be legally bound, does hereby, on behalf of Executive and Executive’s agents, representatives, attorneys, assigns, heirs, executors and administrators (collectively, the “Executive Parties”) REMISE, RELEASE AND FOREVER DISCHARGE the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of any matter, cause or thing whatsoever, from the beginning of Executive’s initial dealings with the Company to the date on which Executive signs this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment and/or service relationship with Company, the terms and conditions of that employment and/or service relationship, and the termination of that employment and/or service relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement. This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort. Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.
2.    Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims. Executive understands the significance of Executive’s release of unknown claims and Executive’s waiver of statutory protection against a release of unknown claims.
Release Page 1

3.    Executive agrees that Executive will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by Executive or on Executive’s behalf with any agency, court or other government entity.
4.    The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.
5.    Executive certifies and acknowledges as follows:
(a) That Executive has read the terms of this Release, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.
(b) That Executive understands the significance of Executive's release of unknown claims and Executive's waiver of statutory protection against a release of unknown claims. Accordingly, Executive expressly, knowingly and intentionally waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(c) That Executive is waiving all rights to sue or obtain equitable, remedial or punitive relief from any or all Company Parties of any kind whatsoever, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Notwithstanding the above, Executive further acknowledges that Executive is not waiving and is not being required to waive:
(i)    any right that cannot be waived under law, including the right to file an administrative charge or to participate in an administrative investigation or proceeding; provided, however, that Executive disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding,
(ii)    any claim for indemnity pursuant to the Company’s by-laws or articles of incorporation;
(iii)    any claim for “Accrued Benefits” (as defined in the Agreement) and the Separation Benefits ; or
(iv)    any right or claim to bring to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive releases Executive’s right to secure damages or other relief for any such alleged treatment.
(d) That Executive has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive
Release Page 2

and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled.
(e) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Release.
(f) That Executive does not waive rights or claims that may arise after the date this Release is executed or those claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of Executive's employment and service.
(g) That the Company has provided Executive with adequate opportunity, including a period of [twenty-one (21)] days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent Executive's knowing waiver of such 21-day consideration period), and Executive has been advised by the Company to consult with counsel in respect thereof.
(h) That Executive has seven (7) calendar days after signing this Release within which to rescind, in a writing delivered to the Company.
(i) That at no time prior to or contemporaneous with his or her execution of this Release has Executive filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature or character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which Executive may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum. Executive hereby grants the Company Executive's perpetual and irrevocable power of attorney with full right, power and authority to take all actions necessary to dismiss or discharge any such Claim. Executive further covenants and agrees that Executive will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order Executive will not aid or assist any such person or entity in prosecuting such Claim. Notwithstanding the foregoing, Executive acknowledges and agrees that neither this Release, nor any other agreement with the Company, extends to, or in any way prohibits, Executive from reporting any suspected violation of law to a governmental agency, with or without notice to the Company, or from accepting any monetary award in connection therewith. Nothing in this Release prevents Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful.
6.    Miscellaneous
(a) This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements,
Release Page 3

acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof.
(b) The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder. Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third-party beneficiary hereof. Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.
(c) The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.
(d) This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.
(e) The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns. The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns. The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.
(f) No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.
(g) ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF CALIFORNIA OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF CALIFORNIA.

[Signature page follows]

Release Page 4

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

TUTOR PERINI CORPORATION

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release. I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

Witness:

Signature

Print Name

Release Page 5